Prospectus Supplement No. 7                     Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated December 22, 1999           File No.        333-88985


                                 CEPHALON, INC.

       2,500,000 SHARES OF $3.625 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $125,000,000 7.25% CONVERTIBLE SUBORDINATED DEBENTURES
                        6,975,447 SHARES OF COMMON STOCK

         This prospectus supplement supplements information contained in that certain prospectus of Cephalon, Inc. dated December 22, 1999, as amended and supplemented from time to time, relating to the potential resale from time to time of $3.625 Convertible Exchangeable Preferred Stock, par value $.01 per share, 7.25% Convertible Subordinated Debentures (if issued) and Common Stock issuable upon conversion of the Preferred Stock or Debentures (if issued). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table supplements, or amends, as noted, the information set forth in the prospectus under the caption "Selling Stockholders" with respect to:

                  - the respective amount of shares of preferred stock beneficially owned by each selling stockholder and that may be sold and the percent of outstanding preferred stock held by such stockholder;

                  - the principal amount of debentures that would be beneficially owned and may be sold by each selling stockholder; and

                  - the number of shares of common stock that may be sold by the selling stockholders pursuant to this prospectus, as amended or supplemented.


                                                                                                                    Number of
                                                                                                                  Common Shares
                                               Number of Shares      Percent of        Principal Amount of         Issued Upon
                                              of Preferred Stock     Outstanding     Debentures Beneficially     Conversion That
           Name of                               Beneficially         Preferred         Owned That May Be        May Be Sold (3)
   Selling Stockholder (1)                        Owned (2)             Stock                  Sold
   -----------------------                    ------------------     -----------     -----------------------     ---------------
The following information amends the
information set forth in the prospectus
originally filed:

BNP Arbitrage SNC                                81,000                 3.2%            $4,050,000                  225,990

-------------

(1) The information set forth herein is as of February 1, 2000 and will be updated as required.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(3) Assume conversion of preferred stock at an initial conversion price of $17.92 per share.

*        Less than 1%



                 THE DATE OF THIS PROSPECTUS IS FEBRUARY 7, 2000